EXHIBIT 4.56

Attachment One

Cooperation agreement on oversea agency payment business

with China Construction Bank Co. Ltd

Agreement Number: DGHWDF2011    020

Party A (full name): Dongguan Lite Array Company Limited

Address: Galaxy Ind. Area, Qingxi, Dongguan Province, PRC	Zip code: 52356

Legal representative (Head): John C.K. Sham

Fax: 0769 - 87738870 - 813	Tel: 0769 - 87738870 - 863

Bank for basic account: Construction Bank of China, Qingxi Sub-branch

Account: 44001779508051275380

Account opened in Party B:        44001779508051275380

Party B: Construction Bank of China, Dongguan Branch

Address:	No. 5 Sport Rd., Jian Sheng Building, Nancheng District, Dongguan Provision, PRC

Head:    Li Hongmao

Fax: 22111198	Tel: 22818988

In order to define the rights and responsibilities of both Parties in the overseas agency payment agreement, Party A and Party B enter into this agreement, according to applicable laws and regulations.

Clause One Overseas agency payment

I: The “overseas agency payment” in this document means a kind of financing service in which Party A entrusts Party B to apply to oversea branches of CBC or CBC recognized other banks (hereinafter referred as “Oversea branch/other bank”) that the Oversea branch/other bank pay the amount for goods importing (including payment in advance) and non-transaction amount in the means of L/C, Inward Collection and T/T payment for Party A provided that Party bears the responsibility and Party B bears the responsibility for guarantee.

II. The overseas agency payment is limited within the payment outside under the import transaction contract or non-transaction contract. The clearing types which may be used as the overseas agency payment are: sight credit, usance L/C, usance L/C payable under sight under the means of L/C; D/P, D/A under the means of Inward Collection; cash on delivery under the T/T payment.

III. According to the applying of Party A, Party B agree to provide trust receipt amount of at most two million US dollars (currency, amount) to Party A for operating oversea payment business.

The validation period of this agreement is from the 25th, Mar, 2011 to the 22nd, Jun, 2011.

During the above specified validation period, Party A may continuously apply to Party B for operating oversea payment business without time limit, provided that the overseas agency payment principal remaining balance Party B has accepted the entrust of Party A to apply to its Oversea branch/other bank does not exceed the foresaid amount, but the sum of the amount Party A has applied to Party B for operating the overseas agency payment and the overseas agency payment principal remaining amount occupied or un-repaid by Party A shall not exceed the foresaid amount.

The trust receipt amount limit under this agreement belongs to trade financing amount limit, which means the import financing amount limit Party B provides to Party A given that Party A issues trust receipt. Party A may apply to Party B for expense this amount for operating overseas agency payment business.

IV. Unless provided otherwise by both Parties, the actual amount of each overseas agency payment shall be determined by Party B according to the amount payable under the importing items, and shall not exceed the draft amount, and shall not exceed the amount payable where there is no draft.

V: The payment period of each overseas agency payment begins on the date of actual payment by the paying agent, and ends on the payment due date defined by the paying agent.

Clause Two. The procedure for operating overseas agency payment business under this agreement

I. If Party A is intended to apply for spending the trust receipt amount under this agreement for operating overseas agency payment business, it shall submit an “application for overseas agency payment business” during the amount validation period. Party A ensures that the submitted application amount for overseas agency payment business does not exceed the amount limit agreed in this agreement.

II. If Party B accept the entrustment by Party A to apply to its oversea branch/other bank for operating overseas agency payment business after audit, it shall act as trustee and file a financing application to its oversea branch/other bank, and bear the corresponding responsibility of ensuring payment, meanwhile issue a “Disbursement notice for trade financing amount” to Party A.

III. Before the due date of one single overseas agency payment, Party B sends an “Expiration notice of overseas agency payment”. Both Parties agree that the actual oversea amount, interest, charges and period of one single overseas agency payment shall subject to the information specified in the “Expiration notice of overseas agency payment”.

Clause Three. The interest and charges of overseas agency payment

Party A agree to bear the relevant interest charges on the overseas agency payment items (including financing interest of oversea branch/other bank and overseas agency payment commission charge of Party B and other related charges), and all interest and charges needed to pay shall be paid through Party B.

I. Interest and charges

Party A chooses the second way below to determine the interest charge of overseas agency payment:

(i) When Party A applies to Party B for operating one single overseas agency payment, it makes an enquiry to oversea branch/other bank through Party B to determine the financing interest, meanwhile bearing the interest of oversea branch/other bank and overseas agency payment commission charge of Party B and the actual financing interest rate, charge rate shall be subject to the Disbursement notice for trade financing amount” issued by B to A.

(ii) Both Parties agree that each overseas agency payment under this agreement shall be subject to the overseas agency payment general charge which is LIBOR in the same period plus spread (including financing interest of oversea branch/other bank and overseas agency payment commission charge of Party B) and Party A agree that Party B is entitled to deduce the overseas agency payment commission charge owned to Party B from the total amount of accrued interest. The actual overseas agency payment general charge shall be subject to the “Disbursement notice for trade financing amount”.

The overseas agency payment financing interest/general charge is an annual rate calculated by the day (One year is 365 days for currency of English pound and Hong Kong dollar; 360 days for other currency).

LIBOR referred here means the interbank offered rate of the same period and same currency published by BBA (the British Bankers’ Association) offered by some financial telecommunication terminals such as TELERATE, on the day of each overseas agency payment or the previous or second previous bank business day of each overseas agency payment or the day when interest is adjusted or the previous or second previous bank business day of the day when interest is adjusted. Each overseas agency payment is subject to LIBOR determined by the oversea branch/other bank.

LIBOR of the same period means the price of LIBOR on the basis of month which is consistent with the period and currency of overseas agency payment. LIBOR price of each day has various level from one month to twelve months, and less than one month of overseas agency payment period will be taken as full month. Twelve months are the upper limit.

II. Other charges

Unless specified otherwise, Party A agrees to bear other charges arising during the process of operating overseas agency payment, including but not limited to postage, oversea bank charges etc.. Party A agrees to pay through Party B to the oversea branch/other bank before the due day of the overseas agency payment one at a time according to the other charges specified in the “Expiration notice of overseas agency payment” sent by Party B.

III. Payment of interest charge

Party A agrees to pay through Party B to the oversea branch/other bank the interest charge before the due day of the overseas agency payment one at a time according to the principle, interest and charge specified in the “Expiration notice of overseas agency payment” sent by Party B.

IV. Where there is a extension, Party A shall pay the extension interest and all charges arising during the extension through Party B to the oversea branch/other bank.

Clause Four. Party B accepts the entrustment from Party A to apply to the oversea branch/other bank for overseas agency payment and provides all preconditions of the guarantee responsibility for Party A’s payment liability.

Except that Party B partially or fully waive, Party B has the responsibility of receiving Party A’s entrustment to apply to the oversea branch/other bank for overseas agency payment only when the following conditions are satisfied:

I. Party A has completed the permitting registration, deliverable and other legal procedures related to the overseas agency payment under this agreement according to the relevant regulations.

II. Party A has completed the overseas agency payment procedures according to requirements of the State Administration of Foreign Exchange (SAFE) and has been verified by SAFE.

III. Party A has submitted the documents required by Party B.

IV. The guarantee agreement or other guarantee means satisfying the requirement of Party B has come into effect.

V. Party A has not done nothing violating this agreement.

VI. Party A has submitted the “trust receipt” to Party B unless exempted by Party B.

VII. Party B has approved the application of Party A.

Clause Five. Repayment

I. Repayment way

(i) The amount Party A obtains from dealing with the goods represented by the trust receipt shall be used for repaying the overseas agency payment amount, and the gap shall be paid off by Party A with other funds.

(ii) The principal, interest, charge and other accrued expenses specified in “Expiration notice of overseas agency payment” issued by Party B to Party A are due amount for overseas agency payment. Unless agreed otherwise, Party A shall pay the foresaid amount in full to the oversea branch/other bank-through Party-B before the due date.

(iii) Party A shall prepare the due amount for overseas agency payment on the account opened by Party B before the due date specified in the “Expiration notice of overseas agency payment” and transfer the money by himself to pay off the debt, or transfer from other account to the account specified by Party B on the due date to pay off the debt; if Party A fails to repay the money on the due date, Party B is entitled to allocate money from the account opened by Party A in CBC system.

II. Repayment in advance: Unless approved by the oversea branch/other bank and Party B, Party A shall not repay the principal, interest and charges of the overseas agency payment in advance. However, if Party B and/or the oversea branch/other bank thinks that Party has suffered or may suffer a operation crisis or any other things which may influence or has influenced the ability of Party A to repay the overseas agency payment after the due date, or due to the alteration of state policy or due to the internal causes of Party B and/or the oversea branch/other bank need Party A repay the full due amount of overseas agency payment, Party A shall repay the due amount of overseas agency payment in advance according to the requirement of Party B.

If Party A needs to partially or fully repay the amount of overseas agency payment in advance, it shall make an application to the oversea branch/other bank through Party B in the means of tested message at least 15 days before. If the oversea branch/other bank agree, Party A shall pay liquidated damage to the oversea branch/other bank through Party B, and the liquidated damage shall be subject to the amount specified in the tested message which is answered by the oversea branch/other bank agreeing the repayment in advance. Meanwhile, Party B is entitled to charge Party A of the expense loss due to repayment in advance in accordance with the actual situations.

III. If Party A requires an overseas agency payment extension, it shall make an application to the oversea branch/other bank through Party B in the means of tested message at least 15 days before.

Clause Six Mutual rights and responsibilities

I. Party A is entitled to require Party B to apply to its oversea branch/other bank for overseas agency payment for Party A according to this agreement and bear the corresponding responsibility of ensuring Party A’s repayment liability where the agreed requirements met.

II. Party B shall keep the commercial secrets of Party A according to the law.

III. The clearing of both RMB and foreign currency by Party A under this agreement shall be made through the account in Party B.

IV. Once the oversea branch/other bank pays it out and occupy the ownership license and other relevant documents representing the ownership of the goods, Party B acquires the document and the goods ownership represented by that.

V. After Party A issues trust receipt, Party B shall send the document to Party A.

VI. As the truster of trust receipt, Party B enjoys the earnings right of Party A dealing with trust property.

VII. As the trustee of trust receipt, Party A holds the overseas agency payment related documents under the payment means of import L/C, Inward Collection and T/T payment along with the goods represented by the documents, which it may offload, store, manufacture, process and sell by itself.

The amount from selling the foresaid goods by Party A shall be used for repaying the overseas agency payment applied by Party B to the oversea branch/other bank, and the gap shall be repaid by Party A with other funds.

VIII. Any expenses arising from processing goods or due to the goods shall be undertaken by Party A.

IX. After the goods represented by the documents under the payment means of import L/C, Inward Collection and T/T payment related with each overseas agency payment under this agreement are sold, Party B is entitle to charge the payment for goods and issue valid receipt without noticing Party A in advance.

X. Where there is a special requirement by Party B, Party A shall treat the goods as the requirement by Party B.

XI. The documents related with each overseas agency payment under this agreement along with the goods represented by the documents are the trust property of Party B and independent of Party A. When Party A suffers dismission, revocation, bankruptcy and so on, the trust property does not belong to the liquidation property; the creditor’s rights Party A acquires when managing or dealing with documents and the goods represented by the documents shall not counterbalance the debt arising from its own property.

XII. Before the paying off the principal, interest and charges of the overseas agency payment, Party A shall not mortgage (pledge) the documents and the goods represented by the documents to others.

XIII. Where there is a special requirement by Party B, before the goods related with the single overseas agency payment under this agreement are sold, Party A ensures submitting the relevant documents to Party B or storing into warehouse as indicated by Party B and making warehouse receipt with Party B as a title.

XIV. Where there is a special requirement by Party B, Party A shall buy fire insurance and other normal insurances from a reputable insurance company according to the full value of goods related with each overseas agency payment under this agreement, and act as a trust receipt trustee to hold for Party B and when required provided to Party B instantly the insurance policy or insurance agreement with Party B as a payee of priority for compensation or transferring the right under the insurance policy to Party B. The premium shall be paid by Party A. Where there is a claim arising from the goods under the insurance policy, Party A shall inform Party B and deliver the insurance compensation immediately after receiving it to Party B.

XV. Party B is entitled to determine and review the means of transport, storage location, means of storage and the insurance coverage types for the goods related with the single overseas agency payment under this agreement. Party A ensures providing convenience for Party B, including allowing members of Party B to enter the warehouses and ground owned, occupied or Managed by Party A. When required by Party B, Party A shall sign any documents necessary for facilitating taking the goods or claiming a compensation by Party B.

XVI. Party B is entitled to supervise the operation condition of Party A and Party A shall provide assistance. Party B is entitled to the sales and money receiving conditions of the goods related with the single overseas agency payment under this agreement, and upon the requirement of Party B Party A shall provide relevant conditions to Party B in written means at all times.

XVII. Where there is an alteration of legal representative (head), residence or operation location or registered capital reduction in Party A, it shall give written notice to Party B in advance.

XVIII. If Party A alter its operation mode or equity organization form due to undertaking, renting, joint operation, shareholding reform, division, merging or any other reasons, it shall give written notice to Party B in advance and arrange debt service measures.

XIX. Where Party A suffers circumstances which will be dangerous for its normal operation or impose great negative influence on implementing the repayment obligation under this agreement, including but not limited to shutdown, closing, cancelling the registration, revoking license, conducting crimes by legal representative or main leaders, important lawsuits, great difficulties in operation, deterioration of finance situation, drawing out capital illegally, property transferring, arbitrarily shares transferring, Party B is entitled to required Party A to deposit the principal and related interest charges into an account allocated by Party B as a bail pledge, or take any other measures recognized by Party B.

XX. Party A guarantees not to enter into any agreements with any other party which will do harm to the right of Party B under this agreement.

XXI. Party B may remove trust at all times. Once required by Party B, Party A shall return all set of documents of title, bills and other documents or goods under the bills to Party B.

XXII. If Party A fails to treat trust property as required by Party B, Party B is entitled to dismiss the trust relation and take back the trust property to handle by itself.

XXIII. Where there is a guarantee and the guarantor violates the guarantee agreement or lose guarantee capability, Party A shall immediately provide a new guarantee recognized by Party B, otherwise Party B is entitled to take back the principal and interest and related charges of the overseas agency payment in behalf of the oversea branch/other bank in advance, and Party B is entitled to allocate in the account opened by Party A in the system of CBC and perform guarantee right.

XXIV. Party A agrees that all rights the oversea branch/other bank enjoys on Party A are also enjoyed by Party B.

XXV. Both parties agree that anything not specified or unclearly specified is subject to international custom such as UCP600.

Clause Seven Guarantee

The guarantee means under this agreement is as the fourth following below:

(1) assurance

(2) mortgage

(3) pledge

(4) guarantee money

(5) SLC

(6) credit insurance

(7) other means (blank)

Clause Eight Responsibility for violating

I When the overseas agency payment is due and Party fails to pay the full amount through Party B on time or the remaining sum in the account opened by Party A in Party B, Party B is entitled to issue a press for payment to Party A who shall arrange the money in time according to the requirement of Party B and pay the full amount outside through Party B. Anyway, if Party B fulfills its responsibility of ensuring payment, Party A shall pay the following amounts to Party B within 3 workdays since Party B makes the external payment:

(1) All amount paid by Party B to the oversea branch/other bank or appointed the third party;

(2) For the period from the day Party B makes the external payment to the day Party B receives the full amount payable from Party A, an advance interest for overdue amount of Party A (including, commission charge, postage) according to a daily interest rate of five per ten thousand.

(3) Cost for Party B sending notice and other related fees.

II. If Party A fails to return the principal and interest of the overseas agency payment with full among in time, Party B is entitled to take one of the following approaches to handle it:

(1) allocating from the account opened by Party A in CBC system or from other account receivable of Party A;

(2) dealing with the bills and goods represented by the bills under the import L/C, Inward Collection and T/T payment related with the single overseas agency payment under the agreement;

(3) dealing with the mortgage, pledge or pressing the guarantor for payment.

III. If Party A conducts anything violating this agreement, Party B is entitled to require Party to correct its violating in a defined period, and require Party A to provide guarantee met the requirement of Party B, and allocate any amount payable by Party A from the account opened by Party A in the CBC and conduct any other relieving measures permitted by the law.

Clause Nine Amendments, supplements and explanations of the agreement

I. Any amendments or supplements shall be made after agreed by both Parties, and constitute effect part of this agreement.

II. As for any disputed understanding of any terms of this agreement, the real meaning shall be determined according to the intention of agreement, its expressions, relevant clauses, transaction custom and honest and credit principle.

Clause Ten Attachments of the agreement

The “application for overseas agency payment business” submitted by Party A, the “Disbursement notice for trade financing amount” and “Expiration notice of overseas agency payment” sent by Party B to Party A, and the imported goods list under the import L/C, Inward Collection and T/T payment related with the single overseas agency payment under this agreement, along with its certificates and documents, are all attachments to this agreement, and also effective part of this agreement.

Clause Eleven resolving of the disputes

The disputes arising during the implementation of the agreement may be resolved through negotiation, and where the negotiation fails, it shall be resolved as the first means following:

(1) filing a suit with the People’s Court at the location of Party B

(2) submitting to [blank] arbitration commission (this is blank), and be arbitrated according to the current arbitration rules. The arbitral decision is final, bound to both Parties.

During the suit or arbitration, terms in this agreement not involving in the disputes shall still be implemented.

Clause Twelve Validation of the agreement

After signed by legal representative (leader) of Party A or authorized agent and sealed and signed by leader of Party B or authorized agent and sealed, this agreement comes into effective.

Clause Thirteen Other agreed items

I. If Party A pay full guarantee money or relevant full value financial pledge and approved by Party B, Party B may deal with the overseas agency payment business for Party A, and the related rights and obligations are subject to this agreement;

II. Blank below

III.

Clause Fourteen This agreement is made in three copies.

Clause Fifteen Declarations

I. Party A is clearly aware of the business coverage and authorization limit of Party B.

II. Party A has read all terms of this agreement. Responding to the requirement of Party A, Party B has made term explanations for this agreement. Party A has fully known and understood the meaning of terms in this agreement and its responsible legal consequence.

III. Party is entitled to sign this agreement.

Party A (seal)
Legal representative (leader) or authorized agent (sign)/s/
2011-03-25

Party B (seal)
Leader or authorized agent (sign) /s/
2011-03-25

China Bank of Construction Company Guarantee Money Account Freezing Notice (return receipt)

Number: 2011 Qing No. 0322

Department of enterprise, Qingxi Sub-branch, Dongguan Branch China Bank of Construction:

According to the requirement of the notice “2011 Qing No. 0322”, our bank has on the 22nd Mar 2011 deposited Fourteen million, four hundred and thirty thousand Yuan RMB into the regular guarantee money account opened by Dongguan Lite Array Company Limited in CBC: 440017795080491333388. the fifth sum, with a period of three months, deposit type: other regular guarantee money deposit of the entity, as the guarantee money for operating “forward settlement and selling of exchange”. Meanwhile the freeze procedure was made, with a freeze period from the 22nd Mar 2011 to the 30th Jun 2011: or deposited into a current guarantee account             ./            , and meanwhile the freeze procedure was made.

During this period, without notice from our bank, no thawing or drawing principal or interest is permitted.

Bank leader: /s/	operator: /s/

March 22, 2011

(2) submitting to (            ) arbitration commission (this is blank), and be arbitrated according to the current arbitration rules. The arbitral decision is final, bound to both Parties.

During the suit or arbitration, terms in this agreement not involving in the disputes shall still be implemented.

Clause Twelve Validation of the agreement

After signed by legal representative (leader) of Party A or authorized agent and sealed and signed by leader of Party B or authorized agent and sealed, this agreement comes into effective.

Clause Thirteen Other agreed items

I. If Party A pay full guarantee money or relevant full value financial pledge and approved by Party B, Party B may deal with the overseas agency payment business for Party A, and the related rights and obligations are subject to this agreement;

II. Blank below

III.

Clause Fourteen This agreement is made in three copies.

Clause Fifteen Declarations

I. Party A is clearly aware of the business coverage and authorization limit of Party B.

II. Party A has read all terms of this agreement. Responding to the requirement of Party A, Party B has made term explanations for this agreement. Party A has fully known and understood the meaning of terms in this agreement and its responsible legal consequence.

III. Party is entitled to sign this agreement.

Party A (seal)
Legal representative (leader) or authorized agent (sign)/s/
2011-03-25

Party B (seal)
Leader or authorized agent (sign) /s/
2011-03-25